EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 6, 2015

Centrus Reports First Quarter 2015 Results

•	Revenue of $167.8 million and gross profit of $6.9 million are higher than comparative period in 2014

•	Cash balance of $225 million at March 31, 2015

•	Anticipated year-end 2015 cash balance is reiterated and expected to be in the range of $175 million to $200 million

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported a net loss of $15.4 million or $1.71 per basic and diluted share for the quarter ended March 31, 2015, compared to a net loss of $50.8 million or $10.37 per basic and diluted share for the first quarter of 2014.
The financial results for the first quarter of 2015 include gross profit of $6.9 million, an increase of $27.8 million compared with the period ended March 31, 2014. Gross profit for the low enriched uranium (LEU) segment increased $26.9 million in the three-month period due to the decrease in non-production expenses and the increase in the average separative work unit (SWU) prices billed to customers, partially offset by lower SWU sales volume.
Following the cessation of enrichment at the Paducah Gaseous Diffusion Plant (GDP) in May 2013, costs for plant activities that were formerly included in production costs were charged directly to cost of sales. Non-production expenses, which declined $30.2 million in the first quarter of 2015 compared to the prior year period, include logistics support, inventory management and disposition, regulatory compliance, utility requirements for operations, security, and other Paducah site management activities related to the transitioning of facilities and infrastructure to the Department of Energy (DOE).
“We are focused on strengthening our core business of selling low enriched uranium to our utility customers as we complete the final phase of transition from our legacy operations at Paducah,” said Daniel B. Poneman, Centrus president and chief executive officer. “Our results this quarter reflect these changes with an increase in gross profit for the quarter as compared with the first quarter of 2014 and a solid cash balance.”
Results of Operations
Upon emergence from Chapter 11 bankruptcy on September 30, 2014, Centrus adopted fresh start accounting which resulted in Centrus becoming a new entity for financial reporting purposes. References to “Successor” or “Successor Company” relate to the financial position of the reorganized Centrus as of and subsequent to September 30, 2014 and results of operations subsequent to September 30, 2014. References to “Predecessor” or “Predecessor Company” relate to the Company prior to September 30, 2014. As a result of the application of fresh start accounting and the effects of the implementation of the plan of reorganization, the consolidated financial statements on or after September 30, 2014, are not comparable to consolidated financial statements prior to that date.

Revenue
Revenue for the first quarter of 2015 was $167.8 million, an increase of $19.2 million or 13 percent compared to the same quarter of 2014. Revenue from the LEU segment increased $1.2 million in the three months ended March 31, 2015, compared to the corresponding period in 2014. The volume of SWU sales declined 36 percent reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2015 compared to 2014. The average price billed to customers for sales of SWU increased 12 percent reflecting the particular contracts under which SWU were sold during the period.
Revenue from the contract services segment increased $18.0 million (or 600 percent) in the three months ended March 31, 2015, compared to the corresponding period in 2014, reflecting $20.8 million for American Centrifuge work performed for Oak Ridge National Laboratory (ORNL) under the American Centrifuge Technology Demonstration and Operations (ACTDO) Agreement in the current period, partially offset by a decline in contract services work performed for DOE and DOE contractors.
In a number of sales transactions, Centrus transfers title and collects cash from customers but does not recognize the revenue until the LEU is physically delivered. At March 31, 2015, deferred revenue totaled $89.0 million compared to $100.9 million at December 31, 2014. The gross profit associated with deferred revenue as of March 31, 2015, was $16.1 million.
Cost of Sales and Gross Profit Margin
Cost of sales for the LEU segment declined $25.7 million (or 16 percent) in the three months ended March 31, 2015, compared to the corresponding period in 2014, due to lower SWU sales volumes and lower non-production expenses, partially offset by higher uranium sales volumes.
As we accelerated the expected productive life of plant assets and ceased enrichment at the Paducah GDP in May 2013, we have incurred a number of expenses unrelated to production that have been charged directly to cost of sales. Non-production expenses totaled $4.7 million in the three months ended March 31, 2015, and $34.9 million in the corresponding period in 2014.
Cost of sales per SWU, excluding non-production expenses, was 10 percent higher in the three months ended March 31, 2015, compared to the corresponding period in 2014, primarily due to the increase to book value of SWU inventories recorded as of September 30, 2014 as part of the application of fresh start accounting. There were no purchases of SWU from Russia in the three months ended March 31, 2015, based on our agreed-upon delivery schedule.
Cost of sales for the contract services segment increased $17.1 million (or 407 percent) in the three months ended March 31, 2015, compared to the corresponding period in 2014, primarily due to American Centrifuge work performed under the ACTDO Agreement in the current period.
Gross profit increased $27.8 million to a gross profit of $6.9 million in the three months ended March 31, 2015, from a gross loss of $20.9 million in the three months ended March 31, 2014. Our margin was 4.1 percent in the three months ended March 31, 2015, compared to (14.1 percent) in the corresponding period in 2014. Gross profit for the LEU segment increased $26.9 million in the three-month period due to the decrease in non-production expenses and the increase in the average SWU price billed to customers, partially offset by lower SWU sales volume. Our gross loss from the contract services segment improved by $0.9 million in the three months ended March 31, 2015, compared to the corresponding period in 2014.

Advanced Technology, SG&A, Amortization, Special Charges and Other Income
Advanced technology costs declined $31.5 million in the three months ended March 31, 2015, compared to the corresponding period in 2014, reflecting development activity in the prior period under the Cooperative Agreement with DOE, which expired in accordance with its terms on April 30, 2014. We incurred $1.8 million in the three months ended March 31, 2015, for certain demobilization and maintenance costs related to American Centrifuge that are included in advanced technology costs.
Selling, general and administrative (SG&A) expenses increased $0.6 million in the three months ended March 31, 2015, compared to the corresponding period in 2014, reflecting lower salaries, benefits and other compensation of $0.9 million offset with additional consulting costs of $0.7 million and additional office related expenses of $0.9 million.
Amortization commenced in the fourth quarter of 2014 for the intangible assets resulting from the Company’s emergence from bankruptcy and adoption of fresh start accounting.
The cessation of enrichment at the Paducah GDP and evolving business needs have resulted in workforce reductions since July 2013. Special charges in the three months ended March 31, 2015, consisted of termination benefits of $0.9 million less $0.3 million of severance paid by the Company and invoiced to DOE for its share of employee severance. In the first quarter of 2014, $0.6 million was invoiced to DOE and is reflected as a credit to special charges.
In the three months ended March 31, 2015, other income included net gains on sales of assets and property of $0.8 million.
DOE and the Company provided cost-sharing support for American Centrifuge activities under the Cooperative Agreement, which expired in accordance with its terms on April 30, 2014. DOE’s cost share of qualifying American Centrifuge expenditures in the three months ended March 31, 2014, was recognized as other income.
Cash Flow
Centrus ended the first quarter of 2015 with a consolidated cash balance of $225.0 million. We anticipate having adequate liquidity to support our business operations for at least the next 12 months. Our view of liquidity is dependent on our operations and the level of expenditures and government funding for the work performed under the ACTDO Agreement. The change in cash and cash equivalents from our condensed consolidated statements of cash flows are as follows on a summarized basis (dollars in millions):

	Successor	Predecessor
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Net Cash Provided by (Used in) Operating Activities	$2.3	$(229.7)
Net Cash Provided by Investing Activities	3.9	0.6
Net Cash Provided by Financing Activities	—	—
Net Increase (Decrease) in Cash and Cash Equivalents	$6.2	$(229.1)

Monetization of inventory purchased or produced in prior periods provided cash flow in the three months ended March 31, 2015, as inventories declined $124.1 million due to sales deliveries, ceasing of enrichment, and no additional product received under SWU purchase agreements in the first quarter. In addition, accounts receivable declined $37.2 million due to monetization in the first quarter without increased sales and billings. Payment of the SWU purchase payables balance of $140.1 million, due to the timing of deliveries, was a significant use of cash flow in the three-month period. The net loss of $15.4 million in the three months ended March 31, 2015, net of non-cash charges including depreciation and amortization, was a use of cash flow.
In the corresponding period in 2014, payment of the SWU purchase payables balance of $340.7 million, due to the timing of deliveries, was a significant use of cash flow. The net loss of $50.8 million, net of non-cash charges including depreciation and amortization, was a use of cash flow. Monetization of inventory purchased or produced in prior periods provided cash flow in the three-month period as accounts receivable declined $125.0 million and inventories declined $53.6 million.
2015 Outlook

Centrus will continue its transition during 2015, and we expect to deliver significantly less SWU to customers than the approximately 8 million SWU delivered in 2013. During 2014, we delivered approximately 3 million SWU, and we expect to deliver approximately 2 million SWU in 2015. We will also continue to execute our contract with ORNL to conduct research, development and demonstration of the American Centrifuge technology under the terms of the ACTDO Agreement.
Specifically, we anticipate SWU and uranium revenue in 2015 in a range of $350 million to $375 million and total revenue in a range of $425 million to $450 million. We expect to end 2015 with a cash and cash equivalents balance in a range of $175 million to $200 million.
Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause differences between our guidance and our ultimate results. Among the factors that could affect our results are:

•	Additional short-term sales;

•	Timing of customer orders and related SWU deliveries;

•	Payment of disputed DOE contract service costs;

•	Funding of the ACTDO Agreement or a successor agreement beyond its current contract expiration date of September 30, 2015; and

•	The cost of any American Centrifuge demobilization or additional costs related to the overall transition of Centrus.

About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to our recent emergence from Chapter 11 bankruptcy, our new capital structure and the adoption of fresh start accounting; risks related to our significant long-term liabilities including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to the limited trading markets in our securities and risks relating to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at and the de-lease and return to the U.S. Department of Energy (“DOE”) of the Paducah gaseous diffusion plant and uncertainty regarding our ability to commercially deploy the American Centrifuge project; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with the Russian government entity Joint Stock Company “TENEX” (“TENEX”); uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided following completion of the current agreement with UT-Battelle, LLC (“UT-Battelle”), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”) for continued research, development and demonstration of the American Centrifuge technology (the “ACTDO Agreement”); risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken (including as a result of the reduction in scope of work under the ACTDO Agreement as compared to the scope of work under the prior agreement signed with DOE in June 2012 (the “Cooperative Agreement”)) or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the impact of nuclear fuel market conditions and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing, including intercompany funding from wholly owned subsidiary United States Enrichment Corporation (“Enrichment Corp.”), for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the decline in our backlog and risks relating to the remaining backlog including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions, the delay and uncertainty in deployment of the American Centrifuge technology and/or as a result of changes that may be required to such contracts due to our cessation of enrichment at Paducah; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to UT-Battelle or as a result of the need to raise additional capital to finance the project in the future; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement, or to require modifications to such agreement that are materially adverse to Centrus Energy Corp.’s interests; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; risks related to our ability to sell the LEU we procure under our purchase obligations under the Russian Supply Agreement including quotas that limit our ability to import Russian LEU we purchase under the Russian Supply Agreement into the United States, trade barriers and contract terms that limit our ability to deliver this LEU to customers in other countries, and risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of TENEX to perform under the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks associated with our reliance on third-party suppliers to provide essential services to us; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by Enrichment Corp. under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014.

Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:
Investors:     Don Hatcher (301) 564-3460
Media:     Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Successor	Predecessor
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Revenue:
Separative work units	$103.6	$145.6
Uranium	43.2	—
Contract services	21.0	3.0
Total Revenue	167.8	148.6
Cost of Sales:
Separative work units and uranium	139.6	165.3
Contract services	21.3	4.2
Total Cost of Sales	160.9	169.5
Gross profit (loss)	6.9	(20.9)
Advanced technology costs	1.8	33.3
Selling, general and administrative	12.3	11.7
Amortization of intangible assets	4.0	—
Special charges (credit) for workforce reductions	0.6	(0.5)
Other (income)	(0.8)	(26.2)
Operating (loss)	(11.0)	(39.2)
Interest expense	4.9	4.6
Interest (income)	(0.2)	(0.4)
Reorganization items, net	—	8.4
(Loss) before income taxes	(15.7)	(51.8)
Provision (benefit) for income taxes	(0.3)	(1.0)
Net (loss)	$(15.4)	$(50.8)

Net (loss) per share - basic and diluted	$(1.71)	$(10.37)
Weighted-average number of shares outstanding - basic and diluted	9.0	4.9

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$225.0	$218.8
Accounts receivable, net	20.0	58.9
Inventories	419.2	462.2
Deferred costs associated with deferred revenue	72.9	82.9
Other current assets	18.5	19.6
Total current assets	755.6	842.4
Property, plant and equipment, net	3.4	3.5
Deferred taxes	20.3	26.0
Deposits for surety bonds	31.1	34.8
Intangible assets	115.2	119.2
Excess reorganization value	137.2	137.2
Other long-term assets	22.2	20.6
Total Assets	$1,085.0	$1,183.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$43.2	$50.5
Payables under SWU purchase agreements	—	140.1
Deferred taxes	20.3	26.0
Inventories owed to customers and suppliers	240.0	158.9
Deferred revenue	89.0	100.9
Total current liabilities	392.5	476.4
Long-term debt	244.0	240.4
Postretirement health and life benefit obligations	212.8	211.4
Pension benefit liabilities	177.3	179.3
Other long-term liabilities	52.2	54.6
Total Liabilities	1,078.8	1,162.1
Stockholders’ Equity	6.2	21.6
Total Liabilities and Stockholders’ Equity	$1,085.0	$1,183.7

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Successor	Predecessor
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Cash Flows from Operating Activities
Net (loss)	$(15.4)	$(50.8)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4.2	2.8
Interest on paid-in-kind toggle notes	1.8	—
Gain on sales of assets	(0.8)	—
Non-cash reorganization items	—	1.6
Changes in operating assets and liabilities:
Accounts receivable – decrease	37.2	125.0
Inventories, net – decrease	124.1	53.6
Payables under SWU purchase agreements – (decrease)	(140.1)	(340.7)
Deferred revenue, net of deferred costs – (decrease)	(1.9)	(5.7)
Accounts payable and other liabilities – (decrease)	(8.6)	(16.3)
Other, net	1.8	0.8
Net Cash Provided by (Used in) Operating Activities	2.3	(229.7)

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net decrease	3.7	0.6
Proceeds from sales of assets	0.2	—
Net Cash Provided by Investing Activities	3.9	0.6

Cash Flows Provided by Financing Activities
Net Cash Provided by Financing Activities	—	—

Net Increase (Decrease)	6.2	(229.1)
Cash and Cash Equivalents at Beginning of Period	218.8	314.2
Cash and Cash Equivalents at End of Period	$225.0	$85.1

Supplemental cash flow information:
Interest paid	$6.0	$—

Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$1.8	$—